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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                              (Amendment No. 3)*


                          RELIV' INTERNATIONAL, INC.
                     ------------------------------------
                               (Name of Issuer)

                          Common Stock, No Par Value
                     ------------------------------------
                        (Title of Class of Securities)

                                  75952 R 100
                                 -------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement. [_] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)

-------------------------                                ---------------------
  CUSIP NO. 75952 R 100               13G                  PAGE 2 OF 4 PAGES
-------------------------                                ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Carl W. Hastings
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          612,347
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          612,347
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          612,347
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          6.91%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                          IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 75952 R 100            13G                          PAGE 3 OF 4 PAGES

ITEM 1.

     (a)  Name of Issuer
                Reliv' International, Inc.

     (b)  Address of Issuer's Principal Executive Offices
                   136 Chesterfield Industrial Boulevard
                   Chesterfield, Missouri  63005

ITEM 2.

     (a)  Name of Person Filing
                Carl W. Hastings

     (b)  Address of Principal Business Office or, if none, Residence
                   136 Chesterfield Industrial Boulevard
                   Chesterfield, Missouri  63005

     (c)  Citizenship
                United States

     (d)  Title of Class of Securities
                Common Stock, No Par Value

     (e)  CUSIP Number
                75952 R 100

ITEM 3.

     N/A

ITEM 4.  OWNERSHIP

     (a)  Amount Beneficially Owned
                612,347

     (b)  Percent of Class
                6.91%

     (c)  Number of shares as to which such person has:

          (i)    sole power to vote or to direct the vote
                       612,347

          (ii)   shared power to vote or to direct the vote
                       ________

CUSIP No. 75952 R 100               13G                  Page 4 of 4 Pages

          (iii)  sole power to dispose or to direct the disposition of
                     612,347

          (iv)   shared power to dispose or to direct the disposition of
                    ______

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         N/A

ITEM 10. CERTIFICATION.

         N/A

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. The filing of this statement shall not be construed as an admission that the undersigned is for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.


                                               January 31, 1997
                                               -------------------------------
                                               Date


                                               /s/ Carl W. Hastings
                                               -------------------------------
                                               Carl W. Hastings